UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2007

Commission File Number: 001-31516

GETTY IMAGES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	98-0177556
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 NORTH 34TH STREET,

SEATTLE, WASHINGTON 98103

(Address of principal executive offices)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (206) 925-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

As reported in the Current Report on Form 8-K that Getty Images (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on November 29, 2006, the Company had received two notices of a purported default from certain holders of the Company’s $265 million aggregate principal amount of 0.50% Convertible Subordinated Debentures, Series B due 2023 (the “Debentures”). Such notices were received from holders who claimed to hold more than 25% in principal amount of the outstanding Debentures asserting that the Company’s failure to file its Quarterly Report on Form 10-Q for the third quarter of 2006 (“3Q Quarterly Report”) with the SEC by the prescribed filing date under SEC regulations was a default under Section 17.01 of the Indenture dated as of December 16, 2004, between the Company, as issuer, and The Bank of New York, as Trustee (the “Indenture”), relating to the Debentures. Section 17.01 incorporates by reference Section 314(a) of the Trust Indenture Act of 1940 (“TIA”). The notices of default demanded that the Company cure the purported default within sixty (60) days from their receipt, after which such default would allegedly develop into an “Event of Default,” as defined in the Indenture. The Company did not cure the purported default within 60 days from receipt of the notices of purported default.

On February 21, 2007, the Company received notice of an Event of Default from the Trustee related to the Company’s failure to file its 3Q Quarterly Report.

The Company does not believe that it has failed to perform any of its obligations under the Indenture because the Indenture does not contain an express covenant requiring the Company to provide the Trustee or the bondholders with periodic reports such as the Quarterly Report on Form 10-Q for the third quarter of 2006. While Section 314(a) of the TIA is incorporated into the Indenture by virtue of Section 17.01 thereof, the Company does not believe that the TIA requires periodic reports to be filed with the SEC or provided within any prescribed period of time. Consequently, in the Company’s view, these notices of default are without merit.

Because the Company has received a notice of an “Event of Default” from the Trustee, the Trustee or holders of at least 25% in aggregate principal amount of the Debentures then outstanding could declare all unpaid principal and accrued interest on the Debentures then outstanding to be immediately due and payable. The Company believes that if the Debentures were to be accelerated, it would have adequate financial resources to pay any unpaid principal and any interest that would then be due on the Debentures and also would have the option of contesting the legal basis for the notices of default and any such acceleration.

Forward-Looking Statements

Some of the statements in this Current Report on Form 8-K constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, estimates and projections. Words such as “will,” “expects,” “believes” and similar expressions are used to identify these forward-looking statements. The forward-looking statements in this Current Report on Form 8-K include, without limitation, statements about a claimed default with respect to the Company’s

Debentures and potential consequences. These statements are only predictions and as such are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements, including an adverse court determination, changes in law, rules or regulations and other actions of parties adverse to the Company in regard to its rights under its outstanding debt obligations. As a result, these statements speak only as of the date they were made. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY IMAGES, INC.

By:	/s/ THOMAS OBERDORF
Thomas Oberdorf
Senior Vice President and Chief Financial Officer

Date: February 23, 2007